UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)		March 14, 2014
MEDIJANE HOLIDNGS, INC.
(Exact name of registrant as specified in its charter)
Nevada	333-167275	46-0525378
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2011 Ken Pratt Boulevard, Suite 210, Longmont, CO		80501
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code	(855) 933-3499
1203 Airport Way, Suite 200, Bloomfield, CO 80221
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 14, 2014, the Company entered into a license agreement with Phoenix Bio Pharmaceuticals Corporation.  On March 24, 2014 Phoenix Bio Pharmaceuticals Corporation ("PBP") entered into an Intellectual Property Rights Purchase and Transfer Agreement with Pamela Clum for amongst other things, the sale of "Canna-Mist" sublingual cannabinoid spray to PBP.  The sublingual spray delivery system allows for fast absorption of active cannabinoid alkaloids through the mucous system of the mouth and directly into the bloodstream for fast, effective, and smokeless symptom relief for the patient.   Our Chairman of the Board, Lewis Humer, is also an office and director of PBP.

After that acquisition, pursuant to the License Agreement between the Company and PBP, the Company now has the exclusive licensing and distribution rights to Canna-Mist.  A copy of that License Agreement is annexed as Exhibit 10.1

On May 13, 2014, the Company entered into a distribution agreement with GoKush.com (www.gokush.com) that is part of a not-for-profit California Cooperative Corporation that is dedicated to providing safe and legal access to medical marijuana for patients throughout California. Pursuant to the Agreement, amongst other things, the Company has agreed to issue GoKush 200,000 shares of the Company’s restricted common stock and GoKush agreed to become the online ordering platform for the ordering and re-stock of the Company’s products in California. The full terms of the agreement are set forth in Exhibit 10.2.

Item 3.02

UNREGISTERED SALES OF EQUITY SECURITIES

On March 31, 2014, the Company’s Board of Directors authorized the issuance of 90,000 shares of the Company’s restricted common stock to an accredited investor in consideration of the Company receiving $99,900 for such shares.  The shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.  The Company intends to use the funds for working capital.

On May 7, 2014, the Company’s Board of Directors authorized the issuance of 120,000 shares of the Company’s restricted common stock to an accredited investor in consideration of the Company receiving $103,200 for such shares.   The shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.  The Company intends to use the funds for the continuing development of its website and for working capital.

Item 5.02	Election of Directors; Appointment of Certain Officers

On May 12, 2014, Russell G. Stone was appointed as the Company’s Chief Operating Officer. From June 2011 to August 2013, Mr. Stone was president of Finiti Branding Group, LLC ("FBG") a company that he co-founded.   FBG was a privately held company established to take advantage of the rapidly growing electronic cigarette industry. In addition to being president of FBG, Mr. Stone held numerous positions at FBG, such as vice president of FBG’s supply chain and vice president of business insight management.  Mr. Stone held these positions until FBG was acquired by Victory Electronic Cigarettes in February 2014.

Since 2002, Mr. Stone has been a managing member and principal of Stone Financial Group, LLC, Jo-Bar Enterprises, LLC, and Stone Brothers Capital LLC. Those entities are in the businesses of participating in a diversified array of investment offerings that include, but are not limited to, lending, hospitality, real estate, medical, technology, and the secondary life insurance market. Mr. Stone's responsibilities within the companies include investor and broker relations, portfolio analysis, and management

There are no arrangements or understandings between Mr. Stone and any other persons pursuant to which Mr. Stone was appointed as a director of the Company.  Mr. Stone does not have a direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant and the amount involved exceeds $120,000.

Item 9.01 Financial Statements and Exhibits

10.1

Agreement with Phoenix Bio Pharmaceuticals Corporation

10.2

Agreement with GoKush

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIJANE HOLDINGS, INC.
/s/Ronald Lusk
Ronald Lusk
President and Director
Date: May 20, 2014

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